Exhibit 3.1

ARTICLES OF AMENDMENT

OF

GLOBAL GROWTH TRUST, INC.

Global Growth Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter, the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The charter of the Company is hereby amended by changing the name of the Company in Article 1, Section 1.1 of the Second Articles of Amendment and Restatement so that as amended, the Articles shall be and read as follows:

“Name: The name of the corporation (the “Company”) is:

CNL GROWTH PROPERTIES, INC.”

SECOND: The amendment to the charter of the Company as set forth herein was approved by a majority of the entire board of directors of the Company and is limited to a charge expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the Company’s stockholders.

THIRD: The effective date of the amendment to the charter as set forth herein shall be April 8, 2013.

FOURTH: The undersigned, President of the Company, hereby acknowledges, in the name and on behalf of said Company, that the foregoing Articles of Amendment is a corporate act of said Company and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

IN WITNESS WHEREOF, Global Growth Trust, Inc. has caused these Articles of Amendment to be signed on its behalf by its President and attested to by its Secretary on the 2nd day of April, 2013.

ATTEST:	GLOBAL GROWTH TRUST, INC.

/s/ Holly J. Greer	/s/ Andrew A. Hyltin
Holly J. Greer, Secretary	Andrew A. Hyltin, President